Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Boston Private Financial Holdings, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-116511); Form S-3 (No.’s 333-85232 and 333-123327); and Form S-4 (No. 333-125720) of Boston Private Financial Holdings, Inc. (the “Company”) of our report dated February 22, 2006 with respect to the consolidated financial statements of Gibraltar Private Bank & Trust Company which appears in the December 31, 2005 annual report on Form 10-K of the Company and to the reliance by KPMG LLP upon such report in its March 10, 2006 report which appears in the December 31, 2005 annual report on Form 10-K of the Company.

/s/    Hacker, Johnson & Smith PA

Hacker, Johnson & Smith PA

Fort Lauderdale, Florida

March 10, 2006